                                                                        EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S REPORTS FEBRUARY COMPARABLE SALES UP 5.7%

• U.S. comparable sales increased 3.1% for the month
• Europe comparable sales up 5.9% for the month
• APMEA comparable sales rose 12.3% for the month

OAK BROOK, IL - McDonald’s Corporation announced today that global comparable sales rose 5.7% for the month and 5.3% for year-to-date February. Systemwide sales for McDonald’s restaurants worldwide increased 9.7% in February, or 6.8% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, "Our ongoing commitment to enhance the McDonald’s restaurant experience and provide greater customer relevance continues to deliver results. Our February top-line performance reflects ongoing focus and alignment behind the Plan to Win."
In the U.S., February’s comparable sales rose 3.1% as increasingly time-pressed consumers continue to favor McDonald’s convenient breakfast and late-night menu selections. In addition, the national launch of the new grilled and honey-mustard Snack Wrap options expanded the variety offered at McDonald’s and contributed to results.
In Europe, positive results in nearly every market drove comparable sales up 5.9% in February. Performance in France and Germany benefited from seasonal menus that offer customers unique premium, core and dessert menu choices.
In Asia/Pacific, Middle East and Africa, comparable sales rose 12.3% in February, led by strong performance in Japan and China, reflecting a benefit from the Chinese New Year during the month and positive consumer response to the market’s branded affordability and convenience strategies.
Skinner added, "As we move through 2007, we will continue to take action across all facets of our Plan to further connect with our customers."

February Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	2007	2006	2007	2006

McDonald’s Restaurants*	5.7	4.7	5.3	5.2
Major Segments:
U.S.	3.1	3.6	3.4	6.7
Europe	5.9	5.4	6.4	2.2
APMEA**	12.3	3.9	8.0	3.6

February Systemwide Sales

	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	As Reported	Constant Currency	As Reported	Constant Currency

McDonald’s Restaurants*	9.7	6.8	9.0	6.4
Major Segments:
U.S.	3.8	3.8	4.2	4.2
Europe	17.2	6.7	16.6	7.3
APMEA**	16.0	15.0	10.9	10.6

                    *    Excludes non-McDonald's brands
                  **   Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of February 2007, there was no calendar shift/trading day adjustment as the month included exactly 28 trading days, or four complete weeks, during 2006 and 2007.

Upcoming Communications
Don Thompson, President of McDonald’s USA, will speak at 1:15 p.m. (Pacific Time) at the JP Morgan Gaming, Lodging and Restaurants Conference on March 21, 2007. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release March sales on April 13, 2007.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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